Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

among

Natus Medical Incorporated,

Squaw Acquisition Corporation,

and

Alpine Biomed Holdings Corp.

Dated as of September 14, 2009

		Page(s)
ARTICLE I	DEFINITIONS	1

1.01	Definitions	1

ARTICLE II	THE MERGER	10

2.01	Conversion of the Shares; Earnout Consideration	10
2.02	Company Options	16
2.03	Escrow	16
2.04	Purchase Price Adjustment	17
2.05	Effects of the Merger	17
2.06	Tax Consequences and Withholding	17
2.07	Further Assurances	18
2.08	Dissenting Shares	18
2.09	Retained Assets; Retained Liabilities	18
2.10	Transaction Fees	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	19

3.01	Organization and Qualification	19
3.02	Certificate of Incorporation and Bylaws	20
3.03	Capitalization	21
3.04	Authority Relative to this Agreement	22
3.05	No Conflict; Required Filings and Consents	22
3.06	Permits; Compliance	23
3.07	Financial Statements.	23
3.08	Absence of Certain Changes or Events	25
3.09	Absence of Litigation	25
3.10	Employee Benefit Plans	26
3.11	Labor and Employment Matters	30
3.12	Proxy Statement	31
3.13	Absence of Real Property; Title to Assets	31
3.14	Intellectual Property	32
3.15	Taxes	35
3.16	Environmental Matters	37
3.17	No Rights Agreement	37
3.18	Material Contracts	37
3.19	Customers and Suppliers	39

i

(continued)

		Page(s)
3.20	Inventory	39
3.21	Company Products and Services	40
3.22	Insurance	40
3.23	Certain Business Practices	40
3.24	Government Regulation	40
3.25	Brokers	41

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	41

4.01	Corporate Organization	41
4.02	Authority Relative to This Agreement	42
4.03	No Conflict; Required Filings and Consents	42
4.04	Brokers	42
4.05	Proxy Statement Information	43
4.06	Financing	43
4.07	Litigation.	43

ARTICLE V	ADDITIONAL AGREEMENTS	43

5.01	Stockholders’ Meeting or Written Consent and Approval of the Company Stockholder	43
5.02	Notification of Certain Matters	44
5.03	Further Action; Reasonable Best Efforts	44
5.04	Public Announcements	45
5.05	Tax Certificate	45
5.06	Termination of Certain Benefit Plans	45
5.07	Certain Tax Matters	45
5.08	Directors’ and Officers’ Indemnification	47
5.09	Retention Agreements	47
5.10	Restricted Cash	47

ARTICLE VI	CONDITIONS TO THE MERGER	48

6.01	Conditions to the Merger	48

ARTICLE VII	CLOSING MATTERS	51

7.01	The Closing	51
7.02	Exchange	52
7.03	Dissenting Shares	52

ii

(continued)

		Page(s)
ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER, SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, AND CONTINUING COVENANTS	53

8.01	Termination by Mutual Consent	53
8.02	Unilateral Termination	53
8.03	Effect of Termination	53
8.04	Amendment	54
8.05	Waiver	54
8.06	Survival	54
8.07	Agreement to Indemnify	55
8.08	Limitations	55
8.09	Intentionally Omitted	56
8.10	Notice of Claim	56
8.11	Defense of Third Party Claims	57
8.12	Contents of Notice of Claim	58
8.13	Resolution of Notice of Claim	58
8.14	Release of Remaining Escrow Cash	59
8.15	Computation of Damages	59
8.16	Tax Consequences of Indemnification Payments and Earnout Payments	59

ARTICLE IX	GENERAL PROVISIONS	60

9.01	Notices	60
9.02	Severability	61
9.03	Entire Agreement; Assignment	61
9.04	Parties in Interest	61
9.05	Specific Performance	61
9.06	Governing Law and Consent to Jurisdiction	61
9.07	Waiver of Jury Trial	62
9.08	Headings	62
9.09	Counterparts	62

iii

This AGREEMENT AND PLAN OF MERGER is made and entered into as of September 14, 2009 (this “Agreement”), among Natus Medical Incorporated, a Delaware corporation (“Parent”), Squaw Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Alpine Biomed Holdings Corp., a Delaware corporation (the “Company”).

A. The Company has historically conducted two lines of business, a neurodiagnostic business and a gastrodiagnostic business. The parties intend that Parent will acquire the Company’s neurodiagnostic business through the acquisition of the Company as provided herein.

B. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

C. The Board of Directors of each of Parent and Merger Sub has determined that the Merger is in the best interests of their respective companies. The Board of Directors of the Company (the “Board”) has determined that the Merger is in the best interests of the Company, and, subject to the terms and conditions of this Agreement, to recommend to the Company Stockholder the approval of this Agreement and the Merger.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration” means (A) Forty Three Million One Hundred Sixty Five Thousand Dollars ($43,165,000), minus (B) the sum of (i) Transaction Expenses and (ii) the Indebtedness Payoff Amount.

“Alpine Biomed Corp.” means Alpine Biomed Corp., a California corporation.

“AlpineVietnam” means Alpine Vietnam Co. Ltd., a company organized under the laws of Vietnam.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of San Francisco, California.

“Common Merger Consideration” means an amount equal to (A) the Post Preference Merger Consideration divided by (B) the sum of the issued and outstanding shares of Company Common Stock and Company Series A Stock.

“Company” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock, the Company Options, and any other rights to acquire capital stock of the Company from the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2008 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal period commencing January 1, 2009 and ended June 30, 2009.

“Company IT Systems” means all IT Systems used in or held for use in connection with the business of the Company and its Subsidiaries.

“Company Optionholder” means a holder of Company Options.

“Company Options” means all options and warrants to purchase or otherwise acquire shares of capital stock (or options, warrants or other rights to purchase or otherwise acquire shares of capital stock) of the Company from the Company.

“Company Preferred Stock” means the Company Series A Stock.

“Company Pro Forma Financial Statements” means the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2008 and for the fiscal period commencing January 1, 2009 and ended June 30, 2009, in each case adjusted to give effect to the Gastrodiagnostic Business Distribution as though it had occurred on the last day of the fiscal year preceding the fiscal year that ended on December 31, 2008.

“Company Reorganization” means the Company’s merger with and into Alpine Biomed Merger Sub Corp., a Delaware corporation that is a wholly-owned subsidiary of the Company Stockholder, pursuant to which the Company is the surviving corporation and a wholly-owned subsidiary of the Company Stockholder pursuant to the agreements and documents set forth in Schedule V to this Agreement.

“Company Securityholders” means the Company Stockholder and the Company Optionholders collectively.

“Company Series A Stock” means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of the Company.

“Company Stockholder” means a holder of Company Common Stock or Company Preferred Stock.

“Contamination” or “Contaminated” means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances, or if such response action otherwise is reasonable or appropriate under the circumstances.

“control” (including the terms “controlled by” and “under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.

“Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the amount of cash that would have been issuable pursuant to Section 2.01(b) in respect of such shares or interests had they never been Dissenting Shares. Dissenting Shares Excess Payments shall constitute “Damages” for purposes of Article VIII without regard to the Basket.

“Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger).

“Environmental Laws” means any United States federal, state, local or non United States laws, statutes, ordinances, regulations, rules, codes, orders, other requirements of law and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) exposure or alleged exposure to Hazardous Substances; (iii) the manufacture, handling, transport, recycling, reclamation, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iv) pollution, natural resource damages or protection of the environment, health or safety.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company and which, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A. or such other financial institution as is reasonably acceptable to Parent and the Company.

“Escrow Cash” means an amount of cash equal to $3,000,000.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Gastro Company” means that certain Delaware limited liability company named as the “Company,” together with its successors and authorized assigns, in the Contribution Agreement dated as of September 4, 2009 between such company and Alpine Biomed Corp. and included as part of the Gastrodiagnostic Business Distribution Documents.

“Gastrodiagnostic Business” means the business of the Company and its Subsidiaries of designing, manufacturing, marketing, selling, distributing, licensing and supporting the Gastrodiagnostic Products.

“Gastrodiagnostic Business Distribution” means Alpine Biomed Corp.’s assignment, transfer and conveyance to Gastro Company of the Gastrodiagnostic Products, the Gastrodiagnostic Business and related assets of Alpine Biomed Corp. used to operate the Gastrodiagnostic Business, and Alpine Biomed Corp.’s assignment to Gastro Company, and Gastro Company’s assumption of the Retained Liabilities associated with the Gastrodiagnostic Products, the Gastrodiagnostic Business and such assets and issuance of equity interests of Gastro Company in consideration therefor, and Alpine Biomed Corp.’s subsequent distribution of such equity interests to the Company and/or by the Company to the Company Stockholder.

“Gastrodiagnostic Business Distribution Documents” means the agreements set forth in Schedule III to this Agreement, together with any related documents, assignments, consents and/or novations, certificates or instruments executed in connection therewith, used to effectuate the Gastrodiagnostic Business Distribution as in effect on the Spin-Off Date.

“Gastrodiagnostic Products” means the diagnostic equipment, products, accessories and related services of the Company and its Subsidiaries designed, manufactured, marketed, sold, distributed, licensed and supported in the operation of the gastrodiagnostic or gastroenterology business of the Company and such Subsidiaries, as set forth in Part A of Schedule I of this Agreement.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, asbestos, mold and radon.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted at the Effective Time by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iii) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any state law relating to fee-splitting or the corporate practice of medicine; (v) any state physician self-referral prohibition or state anti-kickback law; (vi) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (vii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense.

“Intellectual Property” means, collectively, all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may exist under the laws of any jurisdiction to and under all: (i) patents, patent applications, statutory invention registrations, patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issues or acquired, and all inventions, whether or not patentable, (ii) trademarks, service marks, domain names, (including, but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefor) trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) rights associated with works of authorship (including audiovisual works) including mask works and copyrights, including copyrights in Software, and registrations and applications for registration thereof, and (iv) rights relating to the protection of trade secrets, know-how, invention rights, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“IT Systems” means computer systems, programs, networks, hardware, Software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions.

“knowledge of the Company” or the “Company’s knowledge” means the actual knowledge of John Arnott, Richard Drinkward, William Brown, Zaida De Leon, Willy Weinmann, Erik Jensen and Alex Sigal. Each of John Arnott, Richard Drinkward, William Brown, Zaida De Leon, Willy Weinmann, Erik Jensen and Alex Sigal will be deemed to have actual knowledge of a matter if such knowledge would reasonably be expected to be known by an individual who has the duties and responsibilities of such person in the customary performance of such duties and responsibilities.

“Liability” or “Liabilities” means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or government order and those arising under any contract.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to the Licenses.

“Licenses” means all licenses, sublicenses and other contracts pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use or exercise any third party Intellectual Property.

“Material Adverse Effect” means, when used in connection with the Company, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or would reasonably be expected to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger, except to the extent that such effect is caused by, or results from changes in general economic conditions or changes affecting the industry in which the Company operates generally (provided that such changes do not affect the Company and its Subsidiaries in a substantially disproportionate manner).

“Merger Sub Common Stock” means the Common Stock, par value $0.01 per share, of Merger Sub.

“Neurodiagnostic Business” means the business of the Company and its Subsidiaries of designing, manufacturing, marketing, selling, distributing, licensing and supporting the Neurodiagnostic Products.

“Neurodiagnostic Products” means the diagnostic equipment, products, accessories and related services of the Company and its Subsidiaries designed, manufactured, marketed, sold, distributed, licensed and supported in the operation of the neurodiagnostic or neurology business of the Company and such Subsidiaries.

“New Co.” means Alpine Gastro Corp., a Delaware corporation.

“New Co. Employee Severance Liabilities” means any and all Liabilities, including, without limitation, any severance, bonus, termination or similar obligation arising out of, resulting from, related to or in connection with the termination by the Company or any of its Subsidiaries of those employees identified on Schedule VI.

“Owned Intellectual Property” means any Intellectual Property that is owned or purportedly owned by or exclusively licensed to the Company or any of its Subsidiaries.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Post Preference Merger Consideration” means the positive difference of (i) the Aggregate Merger Consideration over (ii) the aggregate amount of Merger Consideration to be paid to the holders of Company Preferred Stock pursuant to Section 2.01(b)(ii).

“Registered Intellectual Property” means any Owned Intellectual Property subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental bodies in the United States or applicable foreign jurisdictions, including, but not limited to, any United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration.

“SEC” means the Securities and Exchange Commission.

“Second Spin and Distribution” means (i) the assignment, transfer and conveyance by the Company or Alpine Biomed Corp. of the capital stock of Alpine Vietnam, certain IT Systems owned by the Company or its Subsidiaries and certain other assets and rights, in each case as set forth in Part B of Schedule I (the “Second Spin Business”), to New Co., and New Co.’s assumption of the Retained Liabilities associated with the Second Spin Business and issuance of equity interests in New Co. to the Company in consideration therefor, and the subsequent distribution by the Company of such equity interests to the Company Stockholder as of immediately prior to the Second Spin-Off Date, and (ii) the Company’s or its applicable Subsidiary’s, as applicable, termination of those employees identified on Schedule VI.

“Second Spin and Distribution Documents” means the agreements set forth in Schedule IV to this Agreement, together with any related documents, assignments, consents and/or novations, certificates or instruments executed in connection therewith, used to effectuate the Second Spin and Distribution as in effect on the Second Spin-Off Date.

“Second Spin-Off Date” means the Closing Date but shall be deemed to refer to such time of day on the Closing Date that is immediately prior to the Effective Time.

“Securities Act” means the Securities Act of 1933, as amended.

“Shrink Wrap Software” means licenses of generally commercially available off-the-shelf Software licensed pursuant to shrink-wrap, click-wrap licenses or other similar licenses.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, as applicable, or any other person means an affiliate controlled by such person, directly or indirectly through one or more intermediaries.

“Taxes” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, report, schedule, declaration, estimate or election (including attachments to any of the foregoing) filed or required to be filed with any Governmental Authority or taxing authority with respect to Taxes.

“Transaction Expenses” means all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company and the Subsidiaries notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by Company Securityholders paid for or to be paid for by the Company).

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.09
Affidavit	§ 7.02(b)
Agreement	Preamble
Arbitrating Accountant	§ 2.01(e)
Basket	§ 8.08(b)
Board	Recitals
Bylaws	§ 3.02
Certificate of Incorporation	§ 3.02
Certificate of Merger	§ 2.05
Change of Control	§ 2.01(e)
Claim	§ 8.10
Claims Period	§ 8.10(b)
Closing	§ 7.01
Closing Date	§ 7.01
Code	§ 3.10(a)
Company	Preamble
Company Certificates	§ 7.02(b)
Company Gross Revenue	§ 2.01(e)
Company Indemnified Officers and Directors	§ 5.08(a)
Company Option Plan	§ 3.03
Company Securityholder Approval	§ 3.04
Company Warrants	§ 3.03

Defined Term	Location of Definition
Company 401(k) Plan	§ 5.06
Confidential Information	§ 3.14(g)
Contested Claim	§ 8.13(b)
Damages	§ 8.07
De Minimis Threshold	§ 8.08(b)
DGCL	Recitals
Disclosure Schedule	Article III
Dissenting Shares	§ 2.08
Earnout Consideration	§ 2.01(e)
Earnout Period	§ 2.01(e)
Earnout Products and Services	§ 2.01(e)
Earnout Threshold	§ 2.01(e)
Environmental Permits	§ 3.16
ERISA	§ 3.10(a)
Escrow Agreement	§ 2.03
FDA	§ 3.24(d)
FIN 48	§ 3.07(h)
GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
Indebtedness Payoff Amount	§ 7.02(c)
IRS	§ 3.10(a)
Law	§ 3.05(a)
Lease Documents	§ 3.13(b)
Letter of Transmittal	§ 7.02(b)
Management Team	§ 2.01(e)
Managing Employees	§ 3.24
Material Contracts	§ 3.18(a)
Merger	Recitals
Merger Consideration	§ 2.01(b)
Merger Sub	Preamble
Notice of Claim	§ 8.07
Objection Deadline Date	§ 2.01(e)
Parent	Preamble
Parent Indemnified Person(s)	§ 8.07
Permits	§ 3.06(a)
Plans	§ 3.10(a)
Pre-Closing Income Tax Returns	§ 5.07(a)
Proxy Statement	§ 3.12
Restricted Cash	§ 5.10
Retained Assets	§ 2.09
Retained Liabilities	§ 2.09
Sales Rep	§ 2.01(e)
Special Representations	§ 8.08
Spin-Off Date	§ 2.09
Stockholder Consent	§ 5.01(a)

Defined Term	Location of Definition
Stockholders’ Meeting	§ 5.01(a)
Surviving Corporation	Recitals
Tax Claim	§ 5.07(d)
Tax Contest	§ 5.07(d)
Tax Indemnification	§ 8.07
Tax Representation	§ 8.08
Tendering Company Holder	§ 7.02(b)
Third-Party Claim	§ 8.10(b)
Unresolved Objection	§ 2.01(e)
WARN	§ 3.11(d)
2005 Incentive Plan	§ 3.03
2007 Incentive Plan	§ 3.03
2009 Balance Sheet	§ 3.07(b)
280G Proposal	§ 5.01(d)

ARTICLE II

THE MERGER

2.01 Conversion of the Shares; Earnout Consideration

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.

(b) Conversion of Company Capital Stock.

(i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock and Company Series A Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Common Merger Consideration. The preceding provisions of this Section 2.01(b)(i) are subject to the provisions of Section 2.01(c) (regarding rights of holders of Dissenting Shares) and Section 2.03 (regarding the withholding of Escrow Cash).

(ii) Company Series A Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series A Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to $0.615164381723721, plus all accrued and unpaid dividends thereon, in an aggregate amount equal to $27,087,683. The preceding provisions of this Section 2.01(b)(ii) are subject to the provisions of Section 2.01(c) (regarding rights of holders of Dissenting Shares) and Section 2.03 (regarding the withholding of Escrow Cash).

The dollar amounts specified in subparagraphs (i) and (ii) of this Section 2.01(b) with respect to the Company Common Stock and the Company Series A Stock are hereinafter sometimes referred to herein as the “Merger Consideration,” provided that the aggregate amount of Merger Consideration payable to the Company Stockholder under Section 2.01(b) of this Agreement and as a result of the Merger shall not in any case exceed the Aggregate Merger Consideration.

(c) Dissenting Shares. As more fully set forth in Section 7.03, holders of shares of Company Capital Stock who have complied with all requirements for perfecting dissenters’ rights, as set forth in the DGCL, shall be entitled to their rights under the DGCL with respect to such shares.

(d) Cancellation of Certain Shares and Company Options. Notwithstanding Section 2.01(b), (i) each share of Company Capital Stock held by the Company immediately prior to the Effective Time, and (ii) each Company Option that is issued and outstanding immediately prior to the Effective Time, shall in each case, by virtue of the Merger and without the need for any further action on the part of the holder hereof (except as expressly provided herein), be cancelled and extinguished without any conversion thereof or payment therefor.

(e) Earnout Consideration. The Company Stockholder shall be entitled to the additional earnout amount set forth below as determined by future Company Gross Revenue (as defined below) for the Earnout Period described below on the following terms:

(i) The earnout period shall begin on January 1, 2009 and shall end on December 31, 2009 (the “Earnout Period”).

(ii) The threshold amount for the Earnout Period shall be $35,000,000 (the “Earnout Threshold”).

(iii) The earnout amount payable for the Earnout Period shall be the product of (A) the excess, if any, of Company Gross Revenue during the Earnout Period over the Earnout Threshold, multiplied by (B) 1.25 (the “Earnout Consideration”); provided that the maximum amount of Earnout Consideration shall not exceed $3,750,000.

(iv) Payments; Review of Books and Records. For any payments due to the Company Stockholder pursuant to clauses (i), (ii) and (iii) of Section 2.01(e), Parent shall pay to the Company Stockholder cash in the applicable earnout amount. Within seventy-five (75) days after the close of the Earnout Period, Parent shall deliver to the Company Stockholder a certificate of the Chief Financial Officer, Treasurer or Controller of Parent certifying on behalf of Parent the amount of Company Gross Revenue for the Earnout Period and the amount of any Earnout Consideration, if any, payable to the

Company Stockholder. Within ten (10) days of the receipt of a certificate from the Chief Financial Officer, Treasurer or Controller of Parent on behalf of Parent indicating that Earnout Consideration is payable to the Company Stockholder, the Company Stockholder shall provide written notice to Parent indicating wire transfer instructions for the account into which Parent is to pay such Earnout Consideration, if applicable. The parties intend that, for tax purposes, the payments (set forth in subsections (i) through (iii) above) to qualify for installment sale treatment under §453 of the Code. Such payments shall be treated as imputed interest to the extent required by the Code. On at least fifteen (15) days prior written notice from the Company Stockholder to Parent given within thirty (30) days after the Company’s Stockholder’s receipt of the foregoing certificate from Parent, the Company Stockholder shall have a right to audit the books and records of the Company to verify Company Gross Revenue for the Earnout Period.

(v) Disagreements over Earnout Consideration. If the Company Stockholder disagrees with Parent’s calculation of the Earnout Consideration payable to the Company Stockholder for the Earnout Period, the Company Stockholder shall deliver to Parent, by the date 45 days after the date on which Parent shall have delivered to the Company Stockholder the certificate indicating the amount of Company Gross Revenue and any applicable Earnout Consideration payable to the Company Stockholder for the Earnout Period (the “Objection Deadline Date”), a reasonably detailed statement describing its objections (if any) to Parent’s calculations and its assertion of the appropriate calculation of Earnout Consideration. If the Company Stockholder timely objects to such calculations from Parent and offers its own calculation, such objections shall be resolved as follows:

(A) Parent and the Company Stockholder shall first use reasonable efforts to resolve such objections.

(B) If Parent and the Company Stockholder do not reach a resolution of all objections set forth on the Company Stockholder’s statement of objections within 30 days after delivery of such statement of objections, Parent and the Company Stockholder shall, within 30 days following the expiration of such 30-day period, engage an Arbitrating Accountant (as defined below), pursuant to an engagement agreement executed by Parent, the Company Stockholder and the Arbitrating Accountant, to resolve any remaining objections set forth on the Company Stockholder’s statement of objections and its calculation (the “Unresolved Objections”). “Arbitrating Accountant” shall mean an accountant selected by Parent and reasonably acceptable to the Company Stockholder, which has not performed services for Parent or the Company Stockholder.

(C) Parent and the Company Stockholder shall jointly submit to the Arbitrating Accountant, within 10 days after the date of the engagement of the Arbitrating Accountant (as evidenced by the date of the engagement agreement), a copy of such calculations of the Earnout Consideration, a copy of the statement of objections delivered by the Company Stockholder to Parent, and a statement setting forth the resolution of any objections agreed to by Parent and the Company Stockholder. Each of Parent and the Company Stockholder shall submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 45 days after the date of the engagement of the Arbitrating Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Parent and the Company Stockholder may (but shall not be required to) submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 60 days after the date of the engagement of the Arbitrating Accountant, a memorandum responding to the initial memorandum submitted to the Arbitrating Accountant by the other party. Unless expressly requested in writing by the Arbitrating Accountant in a request made known to both Parent and the Company Stockholder, neither party may present any additional information or arguments to the Arbitrating Accountant, either orally or in writing.

(D) Within 90 days after the date of its engagement hereunder, the Arbitrating Accountant shall determine whether the objections raised by the Company Stockholder are valid in light of the definition of Company Gross Revenue contained herein and the calculation of Earnout Consideration under Section 2.01(e)(iii) and shall issue a ruling which shall include a calculation of the Earnout Consideration for the Earnout Period in accordance with Section 2.01(e), as adjusted pursuant to any resolutions to objections agreed upon by Parent and the Company Stockholder and pursuant to the Arbitrating Accountant’s resolution of the Unresolved Objections. Such calculation of the Earnout Consideration for the Earnout Period shall be deemed to be final.

(E) The resolution by the Arbitrating Accountant of the Unresolved Objections shall be conclusive and binding upon Parent and the Company Stockholder. Parent and the Company Stockholder agree that the procedure set forth in this Section 2.01(e)(v) for resolving disputes with respect to the payout of the Earnout Consideration for the Earnout Period shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce the ruling of the Arbitrating Accountant.

(F) The fees and expenses of the Arbitrating Accountant shall be borne by Parent or the Company Securityholders depending on which party’s calculation of the Earnout Consideration is furthest away from the final Earnout Consideration determined by the Arbitrating Accountant (and to the extent that the Company Stockholder’s calculation of the Earnout Consideration is furthest away from that determined by the Arbitrating Accountant, Parent and the Company Stockholder shall cause the Escrow Agent to deduct such fees and expenses of the Arbitrating Accountant and to pay such amount to Parent).

(vi) Company Gross Revenue. For purposes of this Agreement, “Company Gross Revenue” for the Earnout Period shall be the aggregate amount of gross revenue, as determined in accordance with GAAP (as in effect on the Closing Date) and as consistently applied by the Company in the Company Financial Statements, of the Company from sales of the Earnout Products and Services in the Earnout Period. Any

subsequent change in GAAP that would adversely affect Company Gross Revenue shall not be taken into account for purposes of calculating Company Gross Revenue for purposes of this Agreement (regardless of how Company Gross Revenue is accounted for other purposes such as Parent’s reporting or internal accounting). For purposes of determining Company Gross Revenue for the Earnout Period, Parent shall not impose on the Company any adjustment or charge in the nature of a general and administrative, management or similar adjustment or charge.

(vii) Earnout Products and Services. For purposes of this Agreement, “Earnout Products and Services” shall mean each of the products and services currently produced, manufactured, marketed, licensed, sold or distributed by the Company and its Subsidiaries, other than the Gastrodiagnostic Products.

(viii) Operation of the Company during the Earnout Period. Parent, the Company and the Company Stockholder acknowledge and agree that from and after the Closing Date each of Erik Jensen, Alex Sigal and Phillip Moses (the “Management Team”) will oversee the management of the business and affairs of the Company as it relates to the marketing and sales of the Earnout Products and Services during the Earnout Period, and that the following shall govern the relationship of Parent and the Management Team with respect to the foregoing during the Earnout Period:

(A) The Company and its Subsidiaries shall be maintained and accounted for as free-standing subsidiaries of Parent and shall not be combined with any other current business operations of Parent. The foregoing shall not prohibit Parent from consolidating back office activities into other operating groups so as to achieve improved efficiency, lower costs and improved operating margins.

(B) The business and affairs of the Company relating to the marketing and sales of the Earnout Products and Services shall be managed by or under the direction of the Management Team in substantially the same manner and with the same rights and authority each such member of the Management Team possessed as of the date of this Agreement in accordance with past management and operating policies.

(C) The Management Team shall have the authority and discretion to make strategic and operating decisions in accordance with past management and operating policies regarding the marketing and sales of the Earnout Products during the Earnout Period, including, but not limited to, the right to (i) enter into contracts with new or continuing customers of the Company and (ii) continue (during the Earnout Period) arrangements relating to supply and sourcing requirements for contracts of the Company; provided, however, that such full authority and discretion on the part of the Management Team shall not be deemed to include the ability to require expenditures from Parent, the Surviving Corporation or any of their respective Subsidiaries relating to the marketing and sales of such Earnout Products and Services that are beyond the historic levels of such expenditures; provided, further, that in connection with the marketing and sales of the Earnout Products and Services the Management Team, or each of the

Surviving Corporation, its Subsidiaries and the Management Team, as the case may be, shall effect sales of the Earnout Products and Services at approximately the same pricing and gross profit level that have historically been made by the Company and its Subsidiaries as reflected in the Company Financial Statements and the Company Pro Forma Financial Statements.

(D) Parent shall allow the Company to retain sufficient cash from the conduct of its business to enable the Company to continue to conduct its operations consistent with past practice. Parent shall allow the Management Team to communicate and consult with John Arnott, and shall allow John Arnott to communicate and consult with the Management Team, regarding any and all matters identified in subparagraphs (B) and (C) immediately above.

(E) Parent shall not during the Earnout Period (i) take any action with respect to the operation of the Company that is in bad faith for the purpose of decreasing Company Gross Revenue for, or negatively impacting sales of Earnout Products and Services in, the Earnout Period, or otherwise designed to avoid the payment of the Earnout Consideration; (ii) take any action that would result in the sale, lease, exchange, distribution or mortgage of any assets of the Neurodiagnostic Business comprised of Earnout Products and Services (other than as may be required by Parent’s primary bank credit facility with respect to the targets of Parent’s acquisitions delivering subsidiary guaranties and pledging certain of their assets as security therefor); or (iii) cause any reorganization, merger, consolidation, dissolution or liquidation of the Company or make any sale, transfer, assignment or other disposition of the shares of capital stock of the Company without the prior written consent of the Company Stockholder.

(F) The Company and its Subsidiaries shall continue to sell and market Earnout Products and Services until the expiration of the Earnout Period, and Parent shall not take any action to discontinue such sales and marketing activities during the Earnout Period.

(G) Parent, during the Earnout Period, (1) shall not terminate the employment of any member of the sales team who is an employee of the Company and its Subsidiaries responsible for sales and marketing of Earnout Products and Services (each, a “Sales Rep”) and shall continue during the Earnout Period to provide base compensation or wages for each Sales Rep at no less than the rate of compensation or wages paid by the Company to such Sales Rep as of the Agreement Date; (2) shall maintain and honor during the Earnout Period all incentive and commission plans in effect as of the Agreement Date with respect to the Sales Reps; and (3) shall not announce or otherwise communicate during the Earnout Period any intention or plan to reduce (1) the size of the sales team comprised of the Sales Reps of the Company and its Subsidiaries or (2) the compensation or wages or the incentive or commission plans of the Sales Reps; provided, however, that Parent may terminate any Sales Reps with the prior written consent of the Company Stockholder (which consent will not be unreasonably withheld or delayed).

(H) The parties shall be entitled to equitable relief to enjoin any actual or threatened breach or violation of the terms of this Section 2.01(e)(viii). Notwithstanding the foregoing, all legal and equitable remedies shall be available on a cumulative basis and no remedy will be deemed exclusive.

(ix) Acceleration of Earnout Payment. Notwithstanding any other provision of this Agreement, in the event that at any point prior to the end of the Earnout Period either:

(A) Parent or an entity controlling, controlled by or under common control with Parent ceases to be (either directly, or indirectly through one or more wholly owned subsidiaries) the owner of the controlling interest in the outstanding capital stock of or other equity interests in the Company; or

(B) any person or group of persons shall have acquired beneficial ownership of more than 50% of the outstanding voting securities of Parent (within the meaning of Sections 13(d) or 14(d) of the Exchange Act (a “Change of Control”);

then immediately upon the occurrence of any such Change of Control, Parent shall irrevocably become liable to pay to the Company Stockholder aggregate Earnout Consideration in an amount equal to $3,750,000.

2.02 Company Options.

Parent is not assuming, and shall not assume, any obligations or Liabilities under (a) any option or similar plan of the Company, (b) any outstanding Company Options, or (c) any other direct or indirect rights to acquire shares of Company Capital Stock (other than to make the payments contemplated under Section 2.01(b)). On the Closing Date, any option or similar plan of the Company, the Company Options, and any other direct or indirect rights to acquire shares (or Company Options) of Company Capital Stock from the Company shall be terminated without further obligation or Liability of the Company, Parent or the Surviving Corporation. Parent shall not substitute any equivalent option or right for any such terminated Company Option or right.

2.03 Escrow.

At the Effective Time, Parent shall withhold the Escrow Cash from the cash payable pursuant to Sections 2.01(b)(i) and 2.01(b)(ii) to the holders of Company Common Stock and Company Series A Stock (as the case may be) as of immediately prior to the Effective Time (other than Company Stockholder who only hold shares of Company Capital Stock which constitute and remain Dissenting Shares), on a pro rata basis (based upon the amount of cash each such holder is entitled to receive pursuant to Sections 2.01(b)(i) and 2.01(b)(ii) and with respect to their shares of Company Common Stock and Company Series A Stock (as the case may be) (other than Dissenting Shares)). Simultaneously with the execution and delivery of this Agreement, Parent, the Company Stockholder and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) which will provide the terms and conditions for the release of the Escrow Cash to the Company Stockholder after the first anniversary of the Closing Date subject to the terms of this Agreement and the Escrow Agreement. On the Closing Date, Parent

shall cause the Escrow Cash to be deposited with the Escrow Agent. The Escrow Agent shall hold the Escrow Cash as security for the indemnification rights under Article VIII. A portion of the Escrow Cash will be treated as imputed interest to the extent required under the Code.

2.04 Intentionally Omitted.

2.05 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and a certificate, or articles, of merger (as required by the DGCL) (the “Certificate of Merger”) which shall have been filed with the Secretary of State of the State of Delaware;

(b) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger;

(c) the bylaws of the Surviving Corporation shall be amended in its entirety to read as the bylaws of Merger Sub;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be elected as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL.

2.06 Tax Consequences and Withholding.

(a) The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code and each party shall report the transactions contemplated hereby consistently with such intent. However, no party hereto makes any representation or warranty regarding the Tax consequences of any transaction contemplated by this Agreement.

(b) Parent or Parent’s agent shall be entitled to deduct and withhold from the Merger Consideration payable to the Company Stockholder the amounts required to be deducted and withheld under the Code, or any applicable provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Company Stockholder and (ii) deposited on the Company Stockholder’s behalf with the appropriate taxing authorities.

(c) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

2.07 Further Assurances.

If at any time before or after the Effective Time Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers or directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Company Stockholder shall be entitled to receive payment of the appraised value of such Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Company Stockholder who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates, if any, that formerly evidenced such shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

2.09 Retained Assets; Retained Liabilities.

The parties acknowledge and agree that (i) the Company caused certain assets historically owned by the Company and its Subsidiaries in respect of the Gastrodiagnostic Business, as set forth in Part A of Schedule I to this Agreement, to be spun off and contributed to Gastro Company by virtue of the Gastrodiagnostic Business Distribution on September 4, 2009 (the “Spin-Off Date”), (ii) after the Spin-Off Date and immediately prior to the Closing Date, the

Company caused certain assets in respect of the Second Spin Business and assets of the Company or its Subsidiaries used to operate the Second Spin Business, as set forth in Part B of Schedule I to this Agreement (such retained assets and businesses collectively referred to herein as the “Retained Assets”), to be spun off and contributed to New Co. by virtue of the Second Spin and Distribution on the Second Spin-Off Date, and (iii) notwithstanding any provision to the contrary contained in this Agreement, the Gastrodiagnostic Business Distribution Documents, the Second Spin and Distribution Documents, or any other document governing or effectuating the Gastrodiagnostic Business Distribution, Second Spin and Distribution or the Company Reorganization, as the case may be, Parent shall not assume by operation of law, as a consequence of the Merger or otherwise, and the Company Stockholder as of immediately prior to the Spin-Off Date shall retain and be responsible for, any and all Liabilities of the Company or any of its Subsidiaries arising out of, related to or in connection with the Retained Assets, the Gastrodiagnostic Business, the Gastrodiagnostic Business Distribution, the Second Spin Business, the Second Spin and Distribution and the Company Reorganization and such other Liabilities set forth in Schedule II of this Agreement (collectively, the “Retained Liabilities”).

2.10 Transaction Fees.

Each of Parent, on the one hand, and the Company Stockholder, on the other hand, shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred respectively by or on behalf of it or them, as the case may be, in connection with the transactions contemplated hereby, whether or not the Merger is consummated. Parent and the Company agree that the Company Stockholder shall pay Winston & Strawn LLP the amount of legal fees due to Winston & Strawn LLP at the Closing for services rendered to the Company or the Company Stockholder in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, and except as disclosed in the disclosure schedule prepared by the Company and delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

3.01 Organization and Qualification.

(a) The Company is a corporation duly incorporated and validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated or validly existing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Each Subsidiary of the Company is a corporation or other business entity duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized or existing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on Section 3.01(b) of the Disclosure Schedule, the Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate or articles of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any contract to which such Subsidiary is a party or by which it is bound. For those Subsidiaries where the Company does not directly or indirectly own all of the issued and outstanding shares of capital stock or other equity ownership interests of such Subsidiary, Section 3.01(b) of the Disclosure Schedule sets forth an accurate list of all outstanding shares of capital stock or other units of equity ownership and the number of shares or other units owned by the Company and each Subsidiary of the Company and by each other person owning capital stock or other units of such entity. Except as set forth on Section 3.01(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of the Company or otherwise obligating the Company or any Subsidiary of the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Except with respect to the Subsidiaries of the Company set forth in Section 3.01(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.02 Certificate of Incorporation and Bylaws.

The Company has heretofore made available to Parent a true, correct and complete copy of the Certificate of Incorporation (the “Certificate of Incorporation”) and the bylaws (the “Bylaws”) of the Company, and the equivalent organizational and governing instrument or documents of each Subsidiary of the Company, in each case as amended to date. Such Certificate of Incorporation and Bylaws and such other equivalent organizational and governing instruments or documents of each Subsidiary are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of the Certificate of Incorporation and Bylaws, or equivalent organizational and governing instrument or documents, as the case may be.

3.03 Capitalization.

(a) The authorized Company Capital Stock is comprised of 60,000,000 shares of Company Common Stock and 40,000,000 shares of Company Preferred Stock. There are (i) (A) 6,518,939 shares of Company Common Stock issued and outstanding, and (B) 35,965,995.5 shares of Company Series A Stock issued and outstanding, (ii) no shares of Company Common Stock held in the treasury of the Company, (iii) (A) 6,422,499 shares of Company Common Stock reserved for issuance under the Company’s 2007 Stock Incentive Plan (the “2007 Incentive Plan”), (B) 3,442,962 shares of Company Common Stock reserved for future issuance pursuant to outstanding Company Options issued under the 2007 Incentive Plan, (C) 571,500 shares of Company Common Stock reserved for issuance under the Company’s 2005 Equity Incentive Plan (the “2005 Incentive Plan,” and, together with the 2007 Incentive Plan, collectively referred to as the “Company Option Plan”), and (D) 500,000 shares of Company Common Stock reserved for future issuance pursuant to outstanding Company Options issued under the 2005 Incentive Plan, and (iv) 325,000 shares of Company Common Stock reserved for future issuance pursuant to outstanding warrants (the “Company Warrants”). All outstanding Company Options (other than the Company Warrants) have been granted pursuant to the Company Option Plan. Except for the Company Options, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Company Capital Stock, or obligating the Company to issue or sell any shares of such capital stock, or other equity interests in, the Company. Section 3.03 of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the Company Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (vi) the date on which such Company Option expires; (vii) the tax status; and (viii) whether the exercisability of, or right to repurchase, such Company Option will be accelerated in any way by the transactions contemplated by this Agreement. The Company has made available to Parent accurate and complete copies of the Company Option Plan and the form of all stock option agreements evidencing such Company Options. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. Except as set forth on Section 3.03(a) of the Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Capital Stock and all outstanding Company Options have been issued and granted in compliance in all material respects with all requirements set forth in any contract, agreement or instrument to which the Company is party. The Company Stockholder is the sole owner or holder of all outstanding shares of Company Common Stock and Company Preferred Stock.

(b) The Company Options that are cancelled and terminated by virtue of the Merger as contemplated by Section 2.01(d) may be cancelled and terminated without the consent of the holders of such Company Options and without the payment of any consideration to the holders of such Company Options.

3.04 Authority Relative to this Agreement.

The Company or its applicable Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate each of the Gastrodiagnostic Business Distribution, the Second Spin and Distribution and the Company Reorganization and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company or its applicable Subsidiary of the Gastronomic Business Distribution, the Second Spin and Distribution, the Company Reorganization and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company or such Subsidiary, and no other corporate proceedings on the part of the Company or such Subsidiary are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Capital Stock (“Company Securityholder Approval”) and the filing and recordation of appropriate merger documents as required by DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to the public policy, bankruptcy, insolvency and relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of the Company has approved this Agreement and the Merger.

3.05 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.05(a) of the Disclosure Schedule, the Gastrodiagnostic Business Distribution, the Second Spin and Distribution, and the Company Reorganization did not, and the execution and delivery of this Agreement, and the performance of this Agreement, by the Company, and the consummation of the Merger, shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or any resolution, currently in effect, adopted by the Board of the Company (or any committee thereof) or the Company Stockholder, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any material property or asset of the Company is bound or affected.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) that shall not have been obtained or filed as of the Closing, except for the filing and recordation of appropriate merger documents and as required by the DGCL.

3.06 Permits; Compliance.

(a) Section 3.06 of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”) and identifies which, if any, of such Permits pertains solely to the Gastrodiagnostic Business. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. The Company is not, in any material respect, in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, including, without limitation, with respect to design, labeling, testing and inspection of the Company’s products, and any Law of the United States Food and Drug Administration, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound.

(b) Except as set forth in Section 3.06 of the Disclosure Schedule, the Company has not received, at any time since August 1, 2007, any formal written notice or other formal written communication from any Governmental Authority or any other person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit. All applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Authority.

3.07 Financial Statements.

(a) Section 3.07 of the Disclosure Schedule includes the Company Financial Statements and the Company Pro Forma Financial Statements. The Company Financial Statements (i) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other (except that the financial statements as of and for the period ended June 30, 2009 do not include all notes required in year-end financial statements), and (iv) fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified. The Company Pro Forma Financial Statements (i) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (iii) fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified, in each case giving effect to the Gastrodiagnostic Business Distribution, the Second Spin and Distribution and the Company Reorganization as though it had occurred on the last day of the fiscal year preceding the fiscal year that ended on December 31, 2008.

(b) Except as and to the extent set forth on the unaudited balance sheet of the Company at June 30, 2009, including the notes thereto included in the Company Financial Statements (the “2009 Balance Sheet”), the Company does not have any Liability, other than those incurred after June 30, 2009 in the ordinary course of the Company’s business consistent with past practice and that do not result from any breach of contract, tort or violation of law and that were not required to be set forth in the 2009 Balance Sheet in accordance with GAAP .

(c) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company maintains a system of internal accounting controls for the Company and its Subsidiaries sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(c) of the Disclosure Schedule lists, and the Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d) All accounts receivable of the Company and its Subsidiaries reflected on the June 30, 2009 balance sheet included in the Company Pro Forma Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices.

(e) Section 3.07(e)(i) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Section 3.07(e)(ii) of the Disclosure Schedule further lists those deposits or other amounts of cash of the Company and its Subsidiaries as of the Closing Date that are restricted cash.

(f) The Company has sufficient surplus, as defined by the DGCL, to complete the Gastrodiagnostic Business Distribution in accordance with the DGCL.

(g) Notwithstanding the foregoing representations and warranties of the Company set forth in this Section 3.07, the parties acknowledge that Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”)” does not apply to the preparation of the Company Financial Statements and the Company Pro Forma Financial Statements and that, if Parent records reserves for Taxes of the Company and its Subsidiaries following the Closing due to the application of FIN 48 to financial statements prepared by Parent, the recording of such reserves will not constitute a violation of, or failure of the representation and warranty set forth in, this Section 3.07.

(h) The aggregate amount of prepayments received from customers of Stellate Systems Inc. and its Subsidiaries for orders of product for which the ordered product has not been shipped by Stellate Systems Inc. or the applicable Subsidiary to the ordering customer as of the Closing Date is $0.

3.08 Absence of Certain Changes or Events.

Since June 30, 2009, except as set forth in Section 3.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) each of the Company and each Subsidiary has conducted its businesses only in the ordinary course and in a manner substantially consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) neither the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article V. Neither the Company nor any Subsidiary of the Company has substantially increased in the two-month period immediately prior to the Agreement Date the compensation, wages, incentive or commission plans, as the case may be, of any Sales Reps from such levels of compensation, wages, incentive or commission plans that were in place for such Sales Reps (or to the extent a Sales Rep was hired in the last year by the Company or any Subsidiary of the Company, that were in place for similarly situated Sales Reps) in the last year.

3.09 Absence of Litigation.

There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority nor is there any Action pending that seeks to materially delay or prevent the consummation of the Merger. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Nothing in this Section 3.09 represents any representation or warranty regarding any Action with respect to Taxes.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any of its Subsidiaries, (ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA, and (iv) any contracts (including loan agreements) or arrangements between the Company and/or any of its Subsidiaries and any employee of the Company and/or such Subsidiary relating to the provision of services by such employee for the Company and/or such Subsidiary (collectively, the “Plans”), and no such plans or similar arrangements maintained for the benefit of the employees of the Company and its Subsidiaries prior to the Spin-Off Date or the Second Spin-Off Date, as applicable, were assumed by Gastro Company, New Co. or any other party in connection with the Gastrodiagnostic Business Distribution, the Second Spin and Distribution or the Company Reorganization. Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan (and all amendments and restatements thereto and any resolutions executed in connection with such documents), including any welfare benefit plan (as defined in Section 3(1) of ERISA) that is self-insured, clearly identified as such, and any stop-loss insurance policies pertaining to such plan, and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications, and material employee communications, (iii) the three most recently filed Internal Revenue Service (the “IRS”) Forms 5500, including all Forms 5558 (extension of time to file), attachments, schedules, financial statements, and accountants’ opinions (including any recommendations to management) prepared in connection with such Forms 5500, (iv) the most recently received opinion, advisory, notification and/or determination letter, as applicable, from the IRS for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. The Company does not have any commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable Law, other than the termination of the Alpine Biomed Corporation Employee Savings & Investment Plan prior to the Closing. Gastro Company’s or New Co.’s assumption of any employee benefit plans maintained by the Company and its Subsidiaries for the benefit of their respective employees prior to the Spin-Off Date or the Second Spin-Off Date, as the case may be, in accordance with the Gastrodiagnostic Business Distribution Documents or the Second Spin and Distribution Documents, and the completion of each of the Gastrodiagnostic Business Distribution, the Second Spin and Distribution and the Company Reorganization have been completed in accordance with the provisions of, and do not constitute a breach or violation of, any such plan or of applicable law. Neither the Company nor any of its Subsidiaries shall have any Liability in respect of any employee benefit plans so assumed by Gastro Company or New Co., as the case may be, or as a result of such company’s assumption of any such employee benefit plans or the completion of the Gastrodiagnostic Business Distribution, the Second Spin and Distribution and the Company Reorganization.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance or termination benefits to any person, (ii) obligates the Company or any of its Subsidiaries to pay separation, severance or termination benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Except as set forth in Section 3.10(b) of the Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each of the Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d) With respect to each Plan that is intended to be qualified under Section 401(a) of the Code, (i) each of the Company and each of its Subsidiaries, as applicable, has timely received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such Plan satisfies the requirement of the Code and is so qualified, and nothing has occurred since issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss or the tax-qualified status of such Plan; (ii) each of the Company and each of its Subsidiaries, as applicable, has applied timely to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter, or (iii) the Company relies on a favorable Internal Revenue Service opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt. No fact or event has occurred since the date of such determination or opinion letter or letters from the IRS which could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) To the knowledge of the Company, no suit, administrative proceeding, action or other litigation has been brought, or is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(f) No Plan is subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(g) Neither the Company nor any of its Subsidiaries has any self-insured Plans.

(h) All individuals who, pursuant to the terms of any Plan, are entitled to participate in such Plan are currently participating in such Plan or have been offered an opportunity to do so and have declined.

(i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company has any Liability. None of the Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary has incurred, or could reasonably be expected to incur, any liability under, arising out of or by operation of Title IV of ERISA.

(j) All contributions, premiums or payments required to be made with respect to any Plan have been timely made under the terms of the applicable Plan, ERISA, the Code, and any other applicable law. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(k) There has been no termination or partial termination of any Plan within the meaning of Section 411(d)(3) of the Code.

(l) Except as set forth in Section 3.10(l) of the Disclosure Schedule, no benefit payable or that may become payable by the Company or any of its Subsidiaries pursuant to any agreement or arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Except as set forth in Section 3.10(l) of the Disclosure Schedule, the Company is not a party to any: (i) contract agreement or arrangement with any person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any material term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) benefit plan or arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer.

(m) Neither the Company nor any of its Subsidiaries has any benefit plan which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company or any of its Subsidiaries is subject to Title IV of ERISA.

(n) Except as set forth in Section 3.10(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any benefit plan or arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(o) Each Plan, to the extent applicable, is in compliance with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, and the Newborns’ and Mothers’ Health Protection Act of 1996 (including any amendments to or regulations or other guidance promulgated under any of the foregoing acts), or any similar provisions of state law, as such requirements affect the Company, any of its Subsidiaries and their employees. The Company and each applicable Subsidiary of the Company is in compliance with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the regulations (including any proposed regulations) thereunder, or any similar state statute and there are no outstanding, uncorrected COBRA violations, with respect to any Plan, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company, any of its Subsidiaries, or Parent. No Plan (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law.

(p) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expensive incurred in respect thereof during the most recent fiscal year.

(q) Section 3.10(q) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or such Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and neither the Company nor Parent has incurred or will incur any liability under Section 409A of the Code upon the vesting of any such Company Options.

3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Disclosure Schedule lists each employee of the Company and all Subsidiaries of the Company, whether such person is employed on a full-time or part-time basis. Those employees of the Company (exclusive of the former employees of the Company and its Subsidiaries who became employees of Gastro Company or New Co.) are sufficient to conduct the operations of the Company, other than the Gastrodiagnostic Business, as currently conducted and as conducted as of the Spin-Off Date. Except as set forth in Section 3.11(a) of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or such Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

(b) Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or such Subsidiary, as the case may be, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and each of its Subsidiaries has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority with respect to any persons currently or formerly employed by the Company or such Subsidiary, as the case may be. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed, employs or has been alleged to employ any person that, if adversely determined, would individually or in the aggregate, result in any material Liability to the Company.

(c) To the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (i) any contract or agreement with the Company or such Subsidiary, as the case may be, or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Subsidiary or to use trade secrets or proprietary information of others.

(d) In the past two years, there has been no, nor will any action to be taken by the Company or any of its Subsidiaries pursuant to this Agreement constitute a, “mass layoff,” “employment loss,” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act (“WARN”), nor any equivalent notice triggering event under any analogous and applicable state WARN laws, in respect of the Company or any of its Subsidiaries.

(e) All directors, officers, management employees and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company or such Subsidiary, as the case may be, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within scope of their employment during such employment and for a reasonable period thereafter.

3.12 Proxy Statement.

The proxy statement (if any) sent to the Company Stockholder in connection with the Stockholders’ Meeting (if applicable) (as defined in Section 5.01) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), did not, at the date the Proxy Statement (or any amendment or supplement thereto) was first mailed to the Company Stockholder and at the time of the Stockholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives expressly for inclusion in the foregoing documents, if any.

3.13 Absence of Real Property; Title to Assets.

(a) The Company does not own nor has the Company ever owned real property.

(b) Section 3.13(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any of its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any of its Subsidiaries in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). Section 3.13(b) of the Disclosure Schedule further identifies any lease or sublease that was assigned to and assumed by Gastro Company pursuant to the Gastrodiagnostic Business Distribution Documents and/or by New Co. pursuant to the Second Spin and Distribution Documents. True and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises. The premises and facilities subject to the leases and subleases comprising the Lease Documents, other than those subject to leases and subleases assigned to Gastro Company or New Co., as the case may be, pursuant to the applicable Gastrodiagnostic Business Distribution Documents or Second Spin and Distribution Documents, are sufficient for the conduct of the operations of the Company and its Subsidiaries, other than the Gastrodiagnostic Business and the Second Spin Business, as currently conducted and as conducted as of the Spin-Off Date.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property and liens for taxes not yet due and payable.

(e) Each of Schedule I of this Agreement setting forth the Retained Assets and Section 3.14(a) of the Disclosure Schedule of the Agreement setting forth the Owned Intellectual Property and the Licensed Intellectual Property comprising the Gastrodiagnostic Business and the Second Spin Business together with any related products and services of the Company and its Subsidiaries is true, correct and complete in all respects.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all Registered Intellectual Property, including the owner(s) of each such item of Registered Intellectual Property and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made, and all (A) actions that are required to be taken by the Company or its Subsidiaries within one hundred eighty (180) days of the date of this Agreement with respect to any of the Registered Intellectual Property, and (B) proceedings or actions before any governmental body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Registered Intellectual Property, including without limitation any (x) interference, reissue, reexamination or similar proceedings pertaining to the scope, validity and/or ownership of any of the patents of the Company or any of its Subsidiaries, (y) trademark opposition proceedings, or (z) proceedings relating to Internet domain names, (ii) any other items of Owned Intellectual Property that are material to the business of the Company and its Subsidiaries, and (iii) all Licenses (other than Licenses in respect of Shrink Wrap Software that have an acquisition cost of less than $20,000). Section 3.14(a) of the Disclosure Schedule further identifies in separate captions the items of Intellectual Property and the agreements related to Intellectual Property and IT Systems assigned, transferred and conveyed to Gastro Company pursuant to the Gastrodiagnostic Business Distribution Documents and to New Co. pursuant to the Second Spin Distribution Documents.

(b) The conduct of the business of the Company and its Subsidiaries as currently conducted (including with respect to the Gastrodiagnostic Business, the Second Spin Business and the Retained Assets as conducted by the Company and its Subsidiaries prior to the Spin-Off Date and the Second Spin-Off Date, as the case may be) does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party. No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing. Neither the Company nor any Subsidiary has received any opinion of counsel that any Neurodiagnostic Product or Gastrodiagnostic Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary (including with respect to the Gastrodiagnostic Business and the Retained Assets as conducted by the Company and its Subsidiaries prior to the Spin-Off Date), infringes or misappropriates any Intellectual Property rights of any third party. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Owned Intellectual Property or Licensed Intellectual Property (other than generally commercially available software licenses pursuant to shrink-wrap or click-wrap licenses).

(c) The Company and its Subsidiaries own and have good and exclusive title to each item of Owned Intellectual Property, free and clear of any liens and encumbrances. Each of the Company and each of its Subsidiaries has the valid right to use the Owned Intellectual Property and Licensed Intellectual Property in the continued operation of its business as presently conducted.

(d) All necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property owned by the Company or any of its Subsidiaries have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant governmental bodies in the United States or those foreign jurisdictions in which applications for such Registered Intellectual Property have been filed, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property. No Owned Intellectual Property or, to the knowledge of the Company, no Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property currently used in the operation of the business of the Company and its Subsidiaries, and there are no other items of Intellectual Property that are material to the operation of the business of the Company and its Subsidiaries as currently conducted. The Owned Intellectual Property and the Licensed Intellectual Property to be retained by the Company after the assignment, transfer and conveyance of the Retained Assets include all of the Intellectual Property currently used in the operation of the business of the Company other than the Gastrodiagnostic Business, and there are no other items of Intellectual Property that are material to the operation of the business of the Company and its Subsidiaries, other than the Gastrodiagnostic Business, as currently conducted by the Company and its Subsidiaries.

(f) To the knowledge of the Company, (i) each License is valid and enforceable, is binding on all parties thereto, and is in full force and effect; (ii) no party to any License is in material breach thereof or default thereunder; and (iii) neither the execution of this Agreement nor the consummation of the Merger shall adversely affect any of the rights of the Company with respect to the Owned Intellectual Property or Licensed Intellectual Property, other than the effects of the assignment, transfer and conveyance of the Owned Intellectual Properly and Licensed Intellectual Property to Gastro Company or New Co. as part of the Retained Assets pursuant to the Gastrodiagnostic Business Distribution Documents and the Second Spin and Distribution Documents.

(g) Each of the Company and each of its Subsidiaries has taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets of the Company and other confidential or non-public information included in the Owned Intellectual Property or Licensed Intellectual Property (“Confidential Information”). To the knowledge of the Company, (i) there has been no misappropriation by any person of any Confidential Information; (ii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company; and (iii) no employee, former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property or Confidential Information. Without limiting the foregoing, each of the Company and each of its Subsidiaries has and enforces policies requiring each employee and contractor involved in proprietary aspects of the business or with Intellectual Property or who have or may have access to Confidential Information to execute nondisclosure and proprietary information agreements. All persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property owned by the Company or any of its Subsidiaries, in whole or in part, have signed written agreements ensuring that all such Intellectual Property is assigned to and owned exclusively by the Company or such Subsidiary, as the case may be, and a list of all persons executing such agreements is set forth in Section 3.14(g) of the Disclosure Schedule.

(h) To the knowledge of the Company, the Company’s products and services, including without limitation the Neurodiagnostic Products, are free of all viruses, worms, and other known contaminants, and do not contain any errors or problems, that would (i) disrupt the ordinary operation of such products and services, or (ii) have an adverse impact on the operation of other Software, operating systems or otherwise of the business of the Company. The Company’s products and services, including without limitation the Neurodiagnostic Products, do not incorporate or use any software or other material that is distributed as “free software,” “open source software” or under a similar license or distribution terms. The access and use of the Company’s products and services, including without limitation the Neurodiagnostic Products, by the Company and its Subsidiaries and, to the knowledge of the Company, any customer thereof (to the extent applicable) in connection with the operation of the business of the Company and its Subsidiaries as currently conducted do not violate any applicable Laws in any material respect.

(i) Upon the consummation of the Merger and at the Effective Time, the Owned Intellectual Property of the Company, the Licensed Intellectual Property of the Company and the other assets and properties of the Company and its Subsidiaries (other than the Retained Assets) will provide Parent with all Intellectual Property and IT Systems sufficient to conduct the Neurodiagnostic Business as currently conducted by the Company or any of its Subsidiaries.

3.15 Taxes.

Except as specifically disclosed in Section 3.15 of the Disclosure Schedule:

(a) Each of the Company and each of its Subsidiaries (i) has filed all Tax Returns required to be filed by the Company or such Subsidiary prior to the Closing Date; and (ii) has timely paid or adequately reserved on its books and records all Taxes required to be paid prior to the Closing Date (whether or not shown on any Tax Return). All Tax Returns filed by the Company and its Subsidiaries prior to the Closing Date are true, correct and complete in all material respects to the extent relevant to computing the amount of Taxes payable to the applicable Governmental Authority for the period covered by the Tax Return. To the knowledge of the Company, the net operating loss for U.S. federal income tax purposes as of the end of the year ending on the Closing Date for the consolidated group the common parent of which is the Company that is available to be carried forward into a subsequent Tax year (the use of which is subject to the limitations under the Code including potentially under Code sections 269, 382, 383, 384 and 1502) is not less than $4,500,000. No deficiencies for any Tax have been proposed or assessed in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notification from the IRS or any other taxing authority regarding any material issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company or such Subsidiary or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes finally determined as a result of such audit to be due from the Company or such Subsidiary have been paid in full. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that is still effective.

(b) Each of the Company and each of its Subsidiaries has withheld and paid (and until the Effective Time will withhold and pay) all Taxes required to have been withheld and paid (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law) in connection with any amounts paid or owing to any employee, independent contractor, creditor, Company Stockholder, holder of any equity interests in such Subsidiary or other third party, and have timely filed all withholding Tax Returns. Neither the Company nor any of its Subsidiaries (i) has liability for the Taxes of any other person (other than the Company or such Subsidiary) by reason of having joined in the filing of a consolidated, combined or unitary Tax Return, by contract, by transferee liability or otherwise; (ii) is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement; (iii) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; (iv) has consummated or participated in, and is currently participating in any transaction which, to the knowledge of the Company, was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (v) has been a member of a consolidated, combined, unitary or aggregate group of which the Company or such Subsidiary was not the ultimate parent corporation; (vi) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years; (vii) has received any notice from a taxing authority for a jurisdiction in which a Tax Return has not been filed asserting that the filing of such a Tax Return may be required; (viii) has been a member of any partnership (other than Gastro Company) or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(c) Neither the Company nor any of its Subsidiaries nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company or such Subsidiary is considered to hold an interest has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of the Company and each of its Subsidiaries has not been nor will the Company or such Subsidiary be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger as a result of any: (i) Code Section 481 inclusion as a result of a change in method of accounting for a taxable period ending on or prior to the Merger; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Merger; (iii) intercompany transaction or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iv) installment sale or open transaction disposition made on or prior to the Merger; or (v) prepaid amount received on or prior to the Merger.

(d) Each of the Company and each Subsidiary is not, and has not been at any time during the past five years, a United States real property holding corporation within the meaning of Section 897 of the Code.

(e) The representations and warranties in this Section 3.15 and those contained in Section 3.10 are the sole and exclusive representations and warranties regarding the Tax Returns and Tax liabilities of the Company and its Subsidiaries.

3.16 Environmental Matters.

Except as described in Section 3.16 of the Disclosure Schedule, to the knowledge of the Company, (a) each of the Company and each of its Subsidiaries is in material compliance with all Environmental Laws; (b) no portion of any property owned, leased or occupied by the Company or any of its Subsidiaries is Contaminated in any material respect; (c) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other person notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances: (d) neither the Company nor any of its Subsidiaries has assumed the liability of any other person or entity for, nor agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Substances into the environment; (e) each of the Company and each of its Subsidiaries has all permits, licenses and other authorizations required under any Environmental Law for the operation of its business (“Environmental Permits”); and (f) each of the Company and each of its Subsidiaries is in material compliance with its Environmental Permits (if any).

3.17 No Rights Agreement.

Neither the Company nor any of its Subsidiaries has adopted any stockholders’ rights plan or comparable arrangement.

3.18 Material Contracts.

(a) Subsections (i) through (xvii) of Section 3.18(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Disclosure Schedule being the “Material Contracts”) (each reference to “the Company” in this Section 3.18 shall refer to the Company and each of its Subsidiaries, as the case may be):

(i) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $100,000 annually;

(ii) all contracts and agreements evidencing material indebtedness;

(iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements;

(iv) all agreements relating to issuances of securities of the Company;

(v) all agreements between the Company or any affiliate of the Company, on the one hand, and the Company or any affiliate of the Company, on the other hand;

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party and any other contract that compensates any person based on any sales by the Company;

(vii) all management contracts (excluding contracts for employment) and contracts with other consultants;

(viii) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company to which the Company is a party;

(ix) all contracts and agreements with any Governmental Authority to which the Company is a party;

(x) all Licenses other than Licenses for Shrink Wrap Software that have an individual acquisition cost of less than $20,000;

(xi) all licenses, sublicenses and other contracts pursuant to which the Company or any of its Subsidiaries has (A) granted any person any right or interest in any Intellectual Property or Licensed Intellectual Property, or (B) agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Owned Intellectual Property;

(xii) all contracts and agreements that (A) limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or in any business market, geographic area or during any period of time, (B) grant exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, (C) contain a provision of the type commonly referred to as a “most favored nation” provision, or (D) otherwise limit the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xiii) any contract providing for the development of any product, product candidate, device, component, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, including, but not limited to, any proof-of-concept, collaboration, development or co-development agreement, and any contract to license or authorize any third party to manufacture any of the foregoing;

(xiv) all agreements with the customers and suppliers identified in Section 3.19 of the Disclosure Schedule;

(xv) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

(xvi) all agreements related to professional services rendered to the Company in connection with the Merger and this Agreement; and

(xvii) all other contracts and agreements, the termination of which would be material to the Company.

Section 3.18(a) of the Disclosure Schedule further identifies which contracts and agreements of the Company and any of its Subsidiaries were assigned to and assumed by Gastro Company pursuant to the Gastrodiagnostic Business Distribution Documents and which contracts and agreements were assigned to and assumed by New Co. pursuant to the Second Spin and Distribution Documents.

(b)(i) Each Material Contract is a legal, valid and binding agreement of the Company; (ii) the Company has not received any claim of material default under or cancellation of any Material Contract and the Company is not, in any material respect, in breach or violation of, or default under, any Material Contract; and (iii) to the Company’s knowledge, no other party is, in any material respect, in breach or violation of, or default under, any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts (or the forms thereof), including any material amendments thereto.

3.19 Customers and Suppliers.

Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the Company’s and its Subsidiaries’ top ten customers and top ten suppliers in respect of the Neurodiagnostic Business (based on the revenue from such customer, or purchases from such supplier, as the case may be, during the 12-month period ended June 30, 2009). As of the date of this Agreement, none of the Company’s and its Subsidiaries’ customers listed in Section 3.19 of the Disclosure Schedule and no material supplier of the Company or any of its Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or such Subsidiary prior to the expiration of the contract term, or (ii) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or such Subsidiary or to reduce substantially its purchase from or sale to the Company or such Subsidiary of any products, equipment, goods or services.

3.20 Inventory.

All inventory of the Company and its Subsidiaries, including consigned inventory, whether or not reflected in the 2009 Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business and is sufficient for the operation of the business of the Company and its Subsidiaries in the ordinary course and consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the 2009 Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Effective Time, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. Section 3.20 of the Disclosure Schedule sets forth the location of all items of the Company’s and each of its Subsidiaries’ inventory, including consigned inventory as of the date of this Agreement and the Company’s or such Subsidiary’s procedures for tracking and controlling consigned inventory, and such procedures are adequate for such purposes and have been followed by the Company and such Subsidiary consistent with past practice.

3.21 Company Products and Services.

(a) Each product manufactured, sold, or leased by the Company or any of its Subsidiaries on or prior to the Closing Date has been in conformity in all material respects with all applicable contractual commitments, any applicable Law and all express and implied warranties, and each of the Company and each Subsidiary has no material Liabilities for replacement or repair thereof or other damages in connection therewith. Each of the Company and each of its Subsidiaries has not been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any product manufactured by the Company or such Subsidiary other than routine filings required of all manufacturers similarly situated. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or such Subsidiary.

(b) Since August 1, 2007, there have been no (i) recalls related to any product manufactured sold, leased or delivered by the Company, or (ii) withdrawals of any product manufactured sold, leased or delivered by the Company due to quality or safety issues.

3.22 Insurance.

Each of the Company and each Subsidiary of the Company maintains insurance policies of the types and for the amounts that are usual and customary in the context of the businesses and operations in which the Company and such Subsidiary is engaged.

3.23 Certain Business Practices.

None of the Company or any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

3.24 Government Regulation.

(a) To the knowledge of the Company, neither the Company or any of its Subsidiaries nor any of their respective managing employees, as defined in 42 C.F.R. Part 420 Subpart C, (“Managing Employees”) has been, or is being investigated with respect to, any activity that constitutes a material violation of any Healthcare Law.

(b) Since January 1, 2005, neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective Managing Employees active in their capacities as employees of the Company or such Subsidiary has engaged in any activity that contravenes or constitutes a material violation of any Healthcare Law.

(c) Each of the Company and each of its Subsidiaries has not: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; or (ii) been convicted (as that term is defined in 42 C.F.R. Section 901.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under any state or federal healthcare program; (B) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; or (C) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in this clause.

(d) Since January 1, 2005, neither the Company nor any of its Subsidiaries has received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s relating to any product manufactured, sold, leased or delivered by the Company; (ii) any FDA Notices of Adverse Findings relating to any product manufactured, sold, leased or delivered by the Company; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Authority concerning any product manufactured, sold, leased or delivered by the Company in which the FDA or such other Governmental Authority asserted that the operations of the Company were not in compliance with applicable Law, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Company.

3.25 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.01 Corporate Organization.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or delay consummation of the Merger.

4.02 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) filings under the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by DGCL, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger.

4.04 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than any broker, finder or investment banker the fees of which will be payable solely by Parent or Merger Sub.

4.05 Proxy Statement Information.

Any information (if any) supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives for inclusion in the Proxy Statement (if applicable) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Company Stockholder, at the time of the Stockholders’ Meeting (if applicable) and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

4.06 Financing.

Parent has sufficient cash on hand, or has obtained the financing it needs, to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of the acquired business after the Closing.

4.07 Litigation.

As of the date of this Agreement, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any properties or assets of Parent or Merger Sub, before any Governmental Authority that, if adversely determined, individually or in the aggregate, would prevent or delay consummation of the Merger or the other transactions contemplated hereby. As of the date of this Agreement, neither Parent nor Merger Sub nor any property or asset of Parent or Merger Sub is subject to any court order, writ, determination, judgment, decree, injunction, determination or award of any Governmental Authority which, individually or in the aggregate, would prevent or delay consummation of the Merger or the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Stockholders’ Meeting or Written Consent and Approval of the Company Stockholder.

(a) The Company shall take all action necessary in accordance with this Agreement, the Certificate of Incorporation and Bylaws of the Company and DGCL prior to the Closing Date or on and as of the Closing Date immediately prior to the Effective Time or otherwise prior to the Effective Time, as the case may be, to call, notice, convene, hold and conduct a meeting of the Company Stockholder (the “Stockholders’ Meeting”) for the purpose of voting upon approval of the Merger and adoption of this Agreement or otherwise to secure the written consent or approval of the requisite Company Stockholder in lieu of a meeting approving the Merger and adopting this Agreement (the “Stockholder Consent”) and required in order to effectuate each of the transactions contemplated by this Agreement.

(b) The Board of the Company or any committee thereof (if applicable) shall have recommended to the Company Stockholder that the Company Stockholder vote in favor of the approval of the Merger and adoption of this Agreement at the Stockholders’ Meeting or deliver a written consent in lieu of a meeting approving the Merger and adopting this Agreement. Neither the Board of the Company nor any committee thereof (if applicable) shall have withdrawn, amended or modified, or proposed or resolved to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Company’s Board or any committee thereof (if any) that the Company Stockholder vote or deliver a written consent in favor of and approve the Merger and adopt this Agreement.

(c) The Company shall have included in the Proxy Statement or the Stockholder Consent, as the case may be, a proposal to be voted on or consented to by the Company Stockholder as is required by the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such Company Stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations.

5.02 Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement and made by such person to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) any other material development relating to the business, financial condition or results of operations of the Company; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice under Article VI or Section 8.02.

5.03 Further Action; Reasonable Best Efforts.

(a) Neither party will take any action or omit to take any action that would cause the representations and warranties contained in Article III or Article IV, as the case may be, to be untrue on and as of the Closing Date.

(b) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable

Laws to consummate and make effective the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

5.04 Public Announcements.

Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

5.05 Tax Certificate.

The Company shall provide the Parent and Merger Sub, on or not more than 30 days prior to the Effective Time, a certificate (in a form reasonably satisfactory to Parent and Merger Sub) meeting the requirements of Treasury regulation sections 1.897-2(h) and 1.1445-5(b)(4)(iii).

5.06 Termination of Certain Benefit Plans.

To the extent requested by Parent no later than two (2) business days prior to the Closing, the Company shall have taken (or caused to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing in connection with and contingent upon the Closing, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”) in accordance with the provisions of such Company 401(k) Plan and applicable Law. If Parent requests that any such Company 401(k) Plan be terminated, the Board of Directors of the Company or any committee thereof (as and if applicable) shall have adopted resolutions authorizing the termination of such Company 401(k) Plan effective no later than the day immediately preceding the Closing in connection with and contingent upon the Closing, such resolutions to be subject to reasonable review and approval by Parent’s counsel.

5.07 Certain Tax Matters.

(a) The Company Stockholder, at the sole cost of the Company Securityholders, shall prepare all U.S. federal and state income Tax Returns of the Company and each of its Subsidiaries for all periods ending on or before the Closing Date and which are due (after taking into all extensions) after the Closing Date (collectively, “Pre-Closing Income Tax Returns”). The Company Stockholder shall submit all Pre-Closing Income Tax Returns to Parent at least thirty (30) days prior to the due date of such Pre-Closing Income Tax Return (after taking into account all extensions) and Parent shall cause the Company or the applicable Subsidiary to timely file such Pre-Closing Income Tax Return, in the form prepared by the Company Stockholder (without any changes, deletions, or additions other than nonmaterial changes, deletions, or additions or other than those approved by the Company Stockholder (which approval shall not be unreasonably withheld, conditioned or delayed)) with the appropriate Governmental Authority.

(b) Parent shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared and filed timely and on a basis consistent with procedures, accounting methods, and practices of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to the treatment of specific items on such Tax Returns unless otherwise required by applicable Law. Parent shall not, and shall not allow the Company or any Subsidiary, to file any amended Tax Return relating to any period (or portion thereof) ending on before the Closing Date without the prior written permission of the Company Stockholder (which shall not be unreasonably withheld, delayed, or conditioned).

(c) For purposes of determining the indemnification obligations under Section 8.07(v) for any period that begins before and ends after the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(d) If any Governmental Authority issues to the Company or any Subsidiary (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns for periods ending on or prior to the Closing Date, Parent shall notify the Company Stockholder of its receipt of such communication from the Governmental Authority within ten (10) business days of receipt (collectively, a “Tax Claim”). Parent shall not allow the Company or any Subsidiary to settle or otherwise resolve any Tax Claim with respect to which any Company Securityholder could have a liability for Taxes under this Agreement without the prior written approval of the Company Stockholder. The Company Stockholder shall, at its expense, have the right to control (which shall include the exclusive right to settle or otherwise resolve the underlying claim) the contest of any Tax Claim for periods ending on or before the Closing Date (a “Tax Contest”) (provided that the Company Stockholder shall keep Parent reasonably informed regarding the status of such Tax Contest) and Parent shall cause the Company to execute any power of attorney or other document requested by the Company Stockholder that it reasonably believe is necessary to permit the Company Stockholder to control such contest or to settle or otherwise resolve the underlying claim.

5.08 Directors’ and Officers’ Indemnification.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Officers and Directors”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date, with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 5.08(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 5.08(a) shall not apply to any claim based on a claim for indemnification made by any Parent Indemnified Person pursuant to Article VIII.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall not amend (and Parent shall cause the Surviving Corporation not to amend) subject to applicable Law the Certificate of Incorporation or Bylaws of the Company in a manner that would eliminate, reduce or terminate the benefit of the indemnification provisions in favor of the Company’s directors and officers, as contained in the Certificate of Incorporation and Bylaws as in effect as of the Agreement Date, for actions or omissions on the part of such directors and officers prior to the Closing Date.

(c) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Officers and Directors.

5.09 Retention Agreements.

Parent shall enter into retention agreements, each substantially in the form of Exhibit B, with each of Erik Jensen and Alex Sigal.

5.10 Restricted Cash.

Pursuant to Section 2.09, the cash of Alpine Biomed ApS in the amount of DKK 6,800,000 deposited in one or more bank accounts with Danske Bank in Copenhagen, Denmark and restricted pursuant to agreements with certain suppliers of Alpine Biomed ApS (the “Restricted Cash”) shall be a retained asset of the Company Stockholder. From and after the Closing Date, Parent and its affiliates (including, without limitation, Alpine Biomed ApS) shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary to arrange for the release as promptly as practicable of the Restricted Cash with appropriate instructions to remit such cash directly to the Company Stockholder in accordance with wire transfer instructions provided by the Company Stockholder. Notwithstanding the foregoing, on September 15, 2010, Parent or one or more of its affiliates shall remit to the Company Stockholder in accordance with wire transfer instructions provided by the Company Stockholder cash in an amount equal to (x) DKK 6,800,000 minus (y) the aggregate amount of the Restricted Cash previously remitted to the Company Stockholder by Parent and its affiliates.

ARTICLE VI

CONDITIONS TO THE MERGER

6.01 Conditions to the Merger.

(a) The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

(i) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.

(ii) Covenants. Parent shall have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Parent’s ability to consummate the Merger or to perform its obligations under this Agreement and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.

(iii) Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

(iv) Government Consents. There shall have been obtained at or prior to the Closing such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

(v) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent and the Company Stockholder.

(vi) Company Stockholder’s Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by DGCL and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company Stockholder.

(b) Parent’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Parent and Merger Sub in a writing signed by Parent and (b) by proceeding with the Closing, Parent and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):

(i) Accuracy of Representations and Warranties.

(a) The representations and warranties of the Company set forth in Article III (other than in Section 3.03 and Section 3.04) shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of, or modification to, the Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by Parent). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) The representations and warranties of the Company set forth in Section 3.03 and Section 3.04 shall be true and correct at and as of the Closing, and, at the Closing, Parent shall have received a certificate to such effect executed by the Chief Executive Officer of the Company.

(ii) Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

(iii) Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, proceeding, judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Parent’s right (or the right of any Subsidiary of Parent) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business as a result of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be pending for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

(iv) Opinion of Company’s Legal Counsel. Parent shall have received from Winston & Strawn LLP, legal counsel to the Company, an opinion of counsel in substantially the form set forth in Exhibit C to this Agreement.

(v) Company Stockholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by DGCL and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent or vote of the Company Stockholder in respect of all Company Capital Stock owned by it.

(vi) Resignations of Directors. Each person holding the position of a director of the Company immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time, pursuant to forms of resignation in form and substance satisfactory to Parent.

(vii) Company Good Standing Certificate. Parent shall have received a certificate from the State of Delaware and the State of California certifying that each of the Company and Alpine Biomed Corp. is validly existing and in good standing in each such jurisdiction, and that all applicable taxes and fees of the Company and such Subsidiary have been paid.

(viii) Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying as to (a) the Company’s Certificate of Incorporation, (b) Bylaws, (c) board resolutions approving the Merger and adopting this Agreement, (d) the Company Stockholder resolution approving the Merger and adopting this Agreement, and (e) a true and complete copy of resolutions adopted by the Board of Directors of the Company or any committee thereof (if any) authorizing the termination of the Company’s 401(k) Plan and effective as of the day prior to the Closing Date.

(ix) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent and the Company Stockholder.

(x) New Co. Employee Severance Liabilities. Those employees of the Company and its Subsidiaries immediately prior to the consummation of the Second Spin and Distribution and identified on Schedule 6.01(b)(x) shall have delivered a general release in favor of the Company and the Surviving Corporation in form agreed upon with Parent.

(xi) Gastro Company and New Co. Parent shall have received an assignment and assumption agreement in form and substance satisfactory to Parent in respect of (A) the assignment and assumption of the Gastrodiagnostic Business Distribution Documents identified on Schedule 6.01(b)(xi)(A) from Alpine Biomed Corp. to New Co. and (B) the assignment and assumption of the Gastrodiagnostic Business Distribution Documents identified on Schedule 6.01(b)(xi)(B) from Alpine Biomed Corp. to Alpine Gastro Holdings LLC, a Delaware limited liability company, and, in each case, an acknowledgment by Gastro Company that Alpine Biomed Corp., the Company or any of their respective Subsidiaries has no Liability in respect of such agreements. Parent shall also have received a letter agreement executed by Gastro Company and New Co. in form and substance satisfactory to Parent in respect of New Co.’s assumption of certain obligations under that Gastrodiagnostic Business Distribution Document identified on Schedule 6.01(b)(xi)(C) from Alpine Biomed Corp. to New Co. and an acknowledgment by Gastro Company of the assignment and assumption contemplated thereunder.

(xii) Payment Acknowledgments. Parent shall have also received, the delivery of which is effective upon Parent’s payment as contemplated by Section 7.02(c), acknowledgments of receipt of payment in full from those creditors receiving the Indebtedness Payoff Amount.

ARTICLE VII

CLOSING MATTERS

7.01 The Closing.

Subject to termination of this Agreement as provided in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California on September 14, 2009, or at such other date and time as may be mutually agreed in writing by the Company and Parent (sometimes referred to herein as the “Closing Date”). Concurrently with the Closing, the Certificate of Merger shall be filed with the Secretary of State of Delaware in accordance with the DGCL. All documents delivered and actions taken at Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced.

7.02 Exchange.

(a) At the Effective Time, all outstanding Company Capital Stock shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Parent the cash amount to which the holder thereof is entitled pursuant to Section 2.01(b), subject to the provisions of Section 2.01(c) (regarding rights of holders of Dissenting Shares), Section 2.03 (regarding the withholding of the Escrow Cash) and Section 2.04 (regarding the Purchase Price Adjustment).

(b) On the Closing Date, Parent shall pay to the Company Stockholder cash in an amount to provide payment of the Aggregate Merger Consideration to which the Company Stockholder is entitled pursuant to Sections 2.01(b)(i) and (ii), subject to the provisions of Section 2.01(c) (regarding rights of holders of Dissenting Shares) and of Section 2.03 (regarding the withholding of Escrow Cash).

(c) On the Closing Date, Parent shall pay, or cause to be paid, on behalf of the Company by wire transfer of immediately available funds, to the existing lenders of the Company and its Subsidiaries such amounts as directed in writing by the Company necessary to repay any Company indebtedness (including all interest accrued thereunder and all fees and expenses required to satisfy such obligations) up to and including the Closing Date (the “Indebtedness Payoff Amount”).

(d) On the Closing Date, Parent shall pay, or cause to be paid, on behalf of the Company by wire transfer of immediately available funds, to the persons set forth on Schedule 7.02(d) such amounts as directed in writing by the Company to pay the Transaction Expenses as of the Closing Date.

(e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 7.02.

(f) Until Company Certificates are surrendered or an Affidavit is delivered pursuant to Section 7.02(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the amount of cash which Company Capital Stock shall have been converted pursuant to Section 2.01(b), subject to the provisions of Section 2.01(c) (regarding rights of holders of Dissenting Shares) and Section 2.03 (regarding the withholding of the Escrow Cash).

7.03 Dissenting Shares.

If, in connection with the Merger, holders of Company Capital Stock are entitled to dissenters’ rights pursuant to the DGCL, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.01(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares had such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.02, following the satisfaction of the applicable conditions set forth in Section 7.02, the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.01(b) with respect to such shares, subject to the provisions of Section 2.03 (regarding the withholding of the Escrow Cash). The Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER, SURVIVAL OF REPRESENTATIONS,

INDEMNIFICATION AND REMEDIES, AND CONTINUING COVENANTS

8.01 Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

8.02 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m., Chicago time, on September 15, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VI to be fulfilled or satisfied on or before such date.

8.03 Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.02, this Agreement shall forthwith become void and, except as expressly provided in Section 8.03(ii), there shall be no liability or obligation whatsoever on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (i) the provisions of this Section 8.03 (Effect of Termination) and Article XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party's covenants contained herein or intentional material breach of such party’s representations and warranties.

8.04 Amendment.

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.05 Waiver.

Subject to applicable law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.06 Survival.

If the Merger is consummated, the representations and warranties of the Company contained in this Agreement shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the one year anniversary of the Effective Time, after which time the representations and warranties shall not form the basis for any claim for Damages (as defined below); provided, however, that the Special Representations (as defined below) (other than the Tax Representation (as defined below)) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims against the Company Stockholder which seek recovery of Damages arising out of a failure of such representations and warranties to be true and correct; provided further that the Tax Representation and Damages covered by clause (v) of Section 8.07 will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until March 31, 2011; provided further, however, that no right to indemnification pursuant to this Article VIII in respect of any claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Notice of Claim delivered prior to the expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article VIII or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or Damages covered by clauses (ii) through (viii) of Section 8.07 (other than clause (v) of Section 8.07) until the expiration of the applicable statute of limitations. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time, including any obligation to provide indemnification pursuant to this Article VIII.

8.07 Agreement to Indemnify.

The Company Stockholder will indemnify and hold harmless Parent and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs, but excluding incidental, special, consequential and punitive damages, other than any incidental, special, consequential and punitive damages payable by any Parent Indemnified Person to a third party), actually incurred and calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) and net of actual recoveries received by a Parent Indemnified Person from a third party (hereinafter collectively referred to as “Damages”), arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Company in this Agreement or the Disclosure Schedule (including the schedules thereto) to be true and correct as of the Closing Date; (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Parent; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Disclosure Schedule (including the schedules thereto); (iv) any Liability resulting or arising from or related to any of the Retained Assets, the Retained Liabilities, the Gastrodiagnostic Business, the Gastrodiagnostic Business Distribution, the Second Spin and Distribution or the Company Reorganization; (v) Liabilities in respect of any Taxes incurred by the Company or any of its Subsidiaries for any period (or portions thereof, as determined in accordance with Section 5.07(c)) on or prior to the Closing Date; (vi) any and all Taxes of the Company or any of its Subsidiaries (or Liabilities in respect of such Taxes) attributable to or in respect of the Gastrodiagnostic Business Distribution, the Second Spin and Distribution or the Company Reorganization (indemnification under this Section 8.07(vi) is referred to herein as the “Tax Indemnification”); (vii) any Dissenting Shares Excess Payments; or (viii) any unpaid Transaction Expenses (for the sake of clarification, any Transaction Expenses paid by Parent or the Surviving Corporation or any of their respective affiliates in excess of the amount paid by Parent pursuant to Section 7.02(d)).

8.08 Limitations.

(a) The Parent, the Merger Sub, the Company and the Company Stockholder agree that, to the fullest extent permitted by applicable law and except for claims of fraud, willful breach or intentional misrepresentation by the Company, or of a breach of Section 3.03 (Capitalization), 3.04 (Authority Relative to this Agreement), or 3.15 (Taxes) (the “Tax Representation”) of this Agreement (the “Special Representations”), or any claims covered by clauses (ii) through (viii) of Section 8.07, the indemnification provisions contained in this Article VIII and recovery from the Escrow Cash shall be the sole and exclusive remedy and recourse for damages (other than specific performance and injunctive relief) with respect to this Agreement or any of the transactions contemplated hereby or for any breach of this Agreement by any party hereto or thereto. Notwithstanding anything contained herein to the contrary, no Parent Indemnified Person shall have any claim for Damages in excess of the Aggregate Merger Consideration except in the case of fraud.

(b) Notwithstanding anything contained herein to the contrary, no Parent Indemnified Person may recover in respect of any claim for indemnification that is made pursuant to clause (i) of Section 8.07 and does not involve fraud, willful breach or intentional misrepresentation by the Company unless and until Damages in an individual amount greater than $25,000 (the “De Minimis Threshold”) and in an aggregate amount greater than $250,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the Parent Indemnified Persons may make claims for indemnification in respect of any Damages in excess of the Basket; provided that all claims for indemnification which individually exceed the De Minimis Threshold may be aggregated for purposes of determining whether the Basket has been reached, and that, for purposes of determining whether claims for indemnification individually exceed the De Minimis Threshold and whether such De Minimis Threshold has been reached, all claims for indemnification arising out of the same, similar or related set of facts, circumstances or events giving rise to an alleged breach or violation of the representations and warranties contained herein shall be aggregated; provided further, however, that any Damages arising from or relating to the Tax Indemnification (or any claim in respect thereof) or covered by clauses (ii) through (viii) of Section 8.07 or arising from or relating to a breach of any Special Representation are not subject to either of the De Minimis Threshold or the Basket and may be deducted from Escrow Cash on a dollar for dollar basis.

(c) No affiliate, or officer, director, employee or agent of the Company shall have any liability hereunder except as expressly agreed herein. The limitations in this Section 8.08(c) apply to all causes of action under or relating to this Agreement regardless of the form of action. The existence of one or more claims or suits will not enlarge any limit.

(d) Notwithstanding any other provision of this Agreement, other than the Tax Indemnification, the tax indemnification covered by clause (v) of Section 8.07, and a breach of Section 3.15(c), no Parent Indemnified Person shall be indemnified for Taxes incurring in any period beginning after the Closing Date.

8.09 Intentionally Omitted.

8.10 Notice of Claim.

As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under this Article VIII. Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Company Stockholder (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after Parent becomes aware of the existence of any potential claim by an Parent Indemnified Person for indemnification from the Company Stockholder under this Article VIII, arising from or relating to:

(a) Any matter specified in Section 8.07; or

(b) the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.07.

The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Cash shall commence at the Effective Time and terminate at the one year anniversary of the Effective Time. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Company Stockholder prior to expiration of the Claims Period with respect to facts and circumstances existing prior to expiration of the Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the Claims Period, no delay on the part of Parent in giving the Company Stockholder a Notice of Claim shall relieve the Company Stockholder from any of its obligations under this Article VIII unless (and then only to the extent that) the Company Stockholder or the Company Stockholder are materially prejudiced thereby.

8.11 Defense of Third Party Claims.

(a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Company Stockholder shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Company Stockholder does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) Parent shall not, without the prior written consent of the Company Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement with respect to a Third-Party Claim. In the event that the Company Stockholder has consented to the settlement of a Third-Party Claim, then Parent shall be entitled to recover the total amount of all Damages incurred in connection with settlement of such Third-Party Claim from the Escrow Cash and the Company Stockholder shall have no power or authority to object under any provision of this Article VIII to such recovery.

(d) To the extent there is an inconsistency between this Section 8.11 and Section 5.07(d) with respect to any Tax Claim or Tax Contest, Section 5.07(d) shall control.

8.12 Contents of Notice of Claim.

Each Notice of Claim by Parent given pursuant to Section 8.10 shall contain the following information:

(a) that Parent or another Parent Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under this Article VIII); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

8.13 Resolution of Notice of Claim.

Each Notice of Claim given by Parent shall be resolved as follows:

(a) Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Company Stockholder, the Company Stockholder does not contest such Notice of Claim in writing to Parent as provided in Section 8.13(b), the Company Stockholder shall be conclusively deemed to have consented to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the forfeiture of Escrow Cash, and, without further notice, to have stipulated to the entry of a final judgment for damages for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Company Stockholder gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30 day period specified in Section 8.13(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Company Stockholder (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 60 business days following receipt by Parent of the Contested Claim from the Company Stockholder, by binding litigation between Parent and the Company Stockholder in accordance with the terms and provisions of Section 8.13(c). If Parent receives written notice of a Contested Claim, Parent shall within five business days provide written notice of receipt to the Company Stockholder.

(c) Litigation of Contested Claims. Either Parent or the Company Stockholder may bring suit to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, Parent shall bear the burden of proof by a preponderance of the evidence that Parent or other Parent Indemnified Persons are entitled to indemnification pursuant to this Article VIII. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Cash in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.13(c), in any suit hereunder each party shall pay its own expenses, including attorneys’ fees and costs.

8.14 Release of Remaining Escrow Cash.

Within five business days following the expiration of the Claims Period, Parent shall instruct the Escrow Agent to deliver to the Company Stockholder all of the remaining Escrow Cash (if any) in excess of any amount of Escrow Cash that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Company Stockholder before the expiration of the Claims Period. If any Claims for which Parent has delivered a Notice of Claim to the Company Stockholder before the expiration of the Claims Period are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that equals the total maximum amount of Damages then being claimed by Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Stockholder from whom Escrow Cash was withheld pursuant to Section 2.03 all remaining Escrow Cash (if any) not required to satisfy such Claims.

8.15 Computation of Damages.

For the purposes of this Article VIII, all Damages of a Parent Indemnified Person as a result of an event or circumstance for which such Parent Indemnified Party is subject to indemnification under this Article VIII shall be computed net of any Tax benefit that such Parent Indemnified Person actually realizes in the year it incurs the Damages as a result of being able to currently deduct the Damages for Tax purposes. For purposes of the prior sentence, the amount of any Tax benefit shall be reduced to the extent a Parent Indemnified Person or its Affiliate actually incurs any Tax detriment as a result of currently including an indemnification payment into income as required under applicable law.

8.16 Tax Consequences of Indemnification Payments and Earnout Payments.

(a) All payments (if any) made to a Parent Indemnified Person pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

(b) All payments (if any) of Earnout Consideration will be treated as additional purchase price and, except to the extent such payments are required to be treated as interest under Code Section 483 or analogous provisions of the Code or state or local law, such treatment shall govern for all Tax purposes.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

Telecopier No.: (650) 802-6630

Attention: James B. Hawkins, President and

Chief Executive Officer

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Telecopier No.: (650) 938-5200

Attention: Daniel J. Winnike

if to the Company:

Alpine Biomed Holdings Corp.

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive

Telecopier No.: (312) 506-2901

Attention: Timothy A. Dugan and Ned Villers

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Telecopier No.: (312) 558-5700

Attention: Matthew F. Bergmann

9.02 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.03 Entire Agreement; Assignment.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

9.04 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

9.05 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.06 Governing Law and Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by DGCL). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.13(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.01 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in San Francisco County, California.

9.07 Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

9.08 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATUS MEDICAL INCORPORATED

By
Name:
Title:

SQUAW ACQUISITION CORPORATION

By
Name:
Title:

ALPINE BIOMED HOLDINGS CORP.

By
Name:
Title: